Filed pursuant to Rule 433
File No. 333-157459
For Immediate Release
Citigroup Inc. (NYSE: C)
December 16, 2009
Citi Prices $17 Billion Common Stock Offering and
$3.5 Billion of Tangible Equity Units
Prices Largest U.S. Public Equity Offering in History
Citi to Repay $20 Billion of TARP Trust Preferred Securities, Terminate Loss-Sharing Agreement
U.S. Treasury Extends Lock-Up to 90 Days
NEW YORK — Citi today announced the pricing of 5.4 billion common shares and 35 million tangible equity units as part of its agreement with the U.S. government and its regulators to repay U.S. taxpayers for the $20 billion the government holds in TARP trust preferred securities and to terminate the loss-sharing agreement with the government. The common stock priced at $3.15 per share, generating net proceeds of approximately $17 billion. The tangible equity units priced at $100 each, generating net proceeds of approximately $3.5 billion (about $2.8 billion counted as equity.) The combined offering of common stock and tangible equity offering was the largest public equity offering in U.S. capital markets history.
Upon completion of the offerings and the repayment of the $20 billion of the TARP trust preferred securities and the termination of the loss-sharing agreement, Citi will no longer be deemed to be a recipient of “exceptional financial assistance” under TARP.
The U.S. Treasury (UST) announced it would extend its lock-up period on the sale of its 7.7 billion share common equity stake to 90 days from 45 days after the completion of this offering. The UST decided not to sell any of its shares in connection with Citi’s sale of common stock and tangible equity units.
The tangible equity units are comprised of a prepaid stock purchase contract and a junior subordinated amortizing note. Each stock purchase contract has a settlement date of December 15, 2012 and will settle for between 25.3968 and 31.7460 shares of Citi common stock, subject to adjustment as described in the final prospectus relating to the offering. The amortizing notes will pay holders equal quarterly installments of $1.875 per amortizing note, which in the aggregate will be equivalent to a 7.50% cash payment per year with respect to each $100 Stated Amount of T-DECS and has a scheduled final installment payment date of December 15, 2012. Citigroup has the right to defer installment payments on the amortizing notes at any time and from time to time but not beyond December 15, 2015.
After giving effect to the issuance of the $17 billion in common stock, $3.5 billion of tangible equity units and $1.7 billion of stock compensation previously announced by Citi, as well as the repayment of $20 billion of the TARP trust preferred securities and the termination of the loss-sharing agreement, Citi’s pro forma Tier 1 capital ratio at the end of the third quarter of 2009 would have been 11.0%, compared with 12.8%. The company’s pro forma Tier 1 common ratio at the end of the third quarter would have been 9.0%, compared with 9.1%.
Citigroup Global Markets Inc. is serving as sole book-running manager of these offerings. Citi has granted the underwriters for the common stock offerings an over-allotment option to purchase up to 809.5 million additional shares of common stock.

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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.
Citi has filed a registration statement (including prospectuses) with the U.S. Securities and Exchange Commission (SEC) for the offerings to which this communication relates. Before you invest, you should read the prospectuses in the registration statement and the other documents Citi has filed with the SEC for more complete information about Citi and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citi’s registration statement is No. 333-157459. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.
Certain statements in this release, including without limitation the execution of the proposed transactions and the exiting of the loss-sharing agreement with the U.S. government, the expected impact of these transactions on Citi’s Tier 1 capital ratio and Tier 1 common capital ratio, and the financial and accounting input of the transactions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including the actual completion of the proposed transactions and the final analysis of the financial, accounting and regulatory capital treatment of the transactions. For a discussion of additional risks and uncertainties that may affect Citi’s future results, see Citi’s periodic reports filed with the SEC and available on www.sec.gov or www.citigroup.com.

Media Contacts:	Jon Diat	(212) 793-5462
	Shannon Bell	(212) 793-6206
	Stephen Cohen	(212) 793-0181

Investors:	John Andrews	(212) 559-2718

Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091